Exhibit 10.30
Third Wave Technologies, Inc. Long Term Incentive Plan No. 4
1.	Plan Objective
     The Third Wave Technologies, Inc. Long Term Incentive Plan (referred to as the “Plan”) is designed to encourage results-oriented actions on the part of members of the executive management team and other key employees of Third Wave Technologies, Inc. (the “Company”). The Plan is intended to align closely financial rewards for the employees with the achievement of specific performance objectives by the Company. The Plan effective as of January 1, 2007, provides as follows:
2.	Eligibility
     Members of the executive management team of the Company (“Tier 1 Employees”) and other key employees of the Company (“Tier 2 Employees”) are eligible to participate in the Plan. The Administrator (as defined in Section 3 below) shall select the Tier 1 Employees and Tier 2 Employees who may participate in the Plan (a “Participant”).
3.	Administration
     (a) The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Administrator”). The Administrator may delegate its authority to administer the Plan to an individual or committee. The term “Administrator” shall mean the Compensation Committee or such individual or committee to which authority has been delegated.
     (b) The Administrator shall have full power and authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select each Participant for the Plan, to determine the Participant’s target award, performance goals and final award, to make all factual and other determinations in connection with the Plan, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. The Administrator may adjust the performance goals to take into account corporate transactions that take into account new revenue associated with mergers and/or acquisitions or other corporate transactions in an equitable manner that does not make it more difficult for the Company to achieve the original performance goals.
     (c) All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations, and other actions, shall be final and binding upon the Company and all employees of the Company, including each Participant and his or her respective beneficiary(ies).

4.	Target Awards and Performance Goals
     (a) The Administrator shall establish for each Participant who completes and returns an enrollment agreement, in a form designated by the Administrator, a target award that shall be payable if and to the extent the Company attains the performance goals set by the Administrator for a specified performance period. The executed enrollment agreement shall constitute a Participant’s consent to be subject to the terms of the Plan and to be bound by the authority of the Administrator as set forth in Section 3.
          (i) Unless the Administrator determines otherwise, the target award for a Participant who is a Tier 1 Employee shall be an amount equal to three times the highest annual incentive target amount established for the Participant during the performance period under the Company’s annual incentive plan applicable to the Participant.
          (ii) Unless the Administrator determines otherwise, the target award for a Participant who is a Tier 2 Employee shall be an amount equal to two times the highest annual incentive target amount established for the Participant during the performance period under the Company’s annual incentive plan applicable to the Participant.
     (b) The Administrator shall establish the performance goals and related calculation matrices for each performance period and shall promptly provide this information to each Participant who is eligible for an award for that performance period. The performance goals are attached as Exhibit A and are hereby fully incorporated into and shall be considered as part of this Plan. Unless the Administrator determines otherwise, the performance goals shall be based upon (i) the Company’s total shareholder return ranking as compared to its peer group, (ii) the Company’s stock price growth, and (iii) the growth in the Company’s revenue. The Administrator may adjust the performance goals as it deems appropriate to take into account corporate transactions or other extraordinary events that occur during the performance period.
     (c) For the purposes of subsection (b), the Administrator shall have the discretion to determine which companies are included in the peer group. The Administrator may adjust the peer group from time to time as it deems appropriate, including by adding, deleting, or replacing companies, to take into account mergers and other changes in the companies comprising the peer group.
     (d) Unless the Administrator determines otherwise, the performance period shall be the three-year period beginning on January 1, 2007 and ending on December 31, 2009.
5.	Calculation of Incentive Awards
     (a) At the end of the performance period, the Administrator shall determine for each participant whether and to what extent the performance goals have been met and the percentage of the target award that is earned. The Administrator shall rely upon the audited financial statements of the Company and its subsidiaries to determine whether and to what extent the performance goals are met.

     (b) The Administrator shall compute each Participant’s award for the performance period based upon the Company’s achievement of the performance goals and the matrices set forth on Exhibit A. On or around March 15 of the year following the end of the applicable performance period, the Company shall credit each Participant’s award to a book account established for the Participant. All amounts credited to a Participant’s book account shall be administered according to the vesting provisions of Section 6 below.
     (c) Participants must be employed on the last day of the applicable performance period to be eligible for an incentive award under the Plan, except as described below or except as the Administrator may otherwise determine.
          (i) The beneficiary(ies) of a Participant who dies during the performance period shall receive a prorated award based upon the Company’s performance at the end of such performance period. The prorated award shall be calculated from the commencement of the performance period, or, if applicable, such later date on which the Participant became eligible to participate for the performance period as established by the Administrator, to the date of the Participant’s death. The Company shall pay the prorated award to the beneficiary(ies) after end of the performance period pursuant to Section 8 below.
          (ii) Participants who retire on or after their normal retirement age (as defined below) during the performance period shall receive a prorated award based upon the Company’s performance at the end of such performance period. The prorated award shall be calculated from the commencement of the performance period, or, if applicable, such later date on which the Participant became eligible to participate for the performance period as established by the Administrator, to the date of the Participant’s normal retirement. The Company shall pay the prorated award to the Participant after the end of the performance period pursuant to Section 8 below. For purposes of this Plan, “normal retirement age” is age 65, or, if the Participant has at least five years of service, age 55.
          (iii) Participants who become disabled (as defined below) during the performance period shall receive a prorated award based upon the Company’s performance at the end of such performance period. The prorated award shall be calculated from the commencement of the performance period, or, if applicable, such later date on which the Participant became eligible to participate for the performance period as established by the Administrator, to the date the Participant is disabled. The Company shall pay the prorated award to the Participant after the end of the performance period pursuant to Section 8 below. For purposes of this Plan, “disabled” means eligible for long-term disability benefits as determined under a Company-sponsored disability plan.
          (iv) Upon a Change in Control (as defined below) of the Company during the performance period, (A) all performance goals pertaining to awards during such performance period shall be deemed to have been met as of the effective date of the Change in Control as follows: 100 percent provided the Change in Control is an acquisition or merger and such transaction occurs for $400 million or more in total value; 75 percent if such transaction occurs between $300 and $399 million in total value; or 50 percent if such transaction occurs between $200 and $299 million in total value, (B) Tier 1 and Tier 2 Participants shall be deemed to have immediately earned 100% of the maximum award for such performance period (such that the amount payable under the Plan pursuant to this Section 5(c)(iv) to a Participant is 200% of his or her target award if Change of Control occurs for $400 million or more in total value or 150% of his or her target award if the transaction occurs between $300 and $399 million in total value or 100% if such transaction occurs between $200 and $299 million in total value), and (C) a Participant’s award under this Section 5(c)(iv) shall vest and be paid as described in Section 6(d); provided, however, that if the Change of Control is an acquisition or merger and such transaction occurs for less than $200 million in total value, the Company shall not have been deemed to have met 100, 75 or 50 percent of the performance goals as noted above, rather the performance goals shall be measured by the Matrix in Exhibit A as reconfigured to take into account a shortened period within which to achieve such targets by reducing the TWT Stock Price Column and 2009 Revenue Targets on a straight-line method based on the percentage of the performance period that has occurred. For example, if 1/2 of the performance period has expired, then the Stock Price and Revenue targets shall be revised based on 1/2 of the expected growth. The Company shall credit a Participant’s award under this Section 5(c)(iv) to a book account established for the Participant as soon as practicable after the Change of Control.
For purposes of the Plan, the term “Change in Control” shall mean, and shall be deemed to have occurred if, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50 percent of the total voting power represented by the Company’s then outstanding voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80 percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the Company consummates a sale or disposition of (in one transaction or a series of related transactions) all or substantially all of its assets.
     (d) In the event this Plan is terminated or suspended before the last day of the performance period, Participants who are employed by the Company on the day of such termination shall receive an award based upon the Company’s performance through the end of such performance period as if no such termination had occurred. The award shall be calculated from the commencement of the performance period, or, if applicable, such later date on which the Participant became eligible to participate for the performance period as established by the Administrator, to the end of the performance period. The Company shall credit the award to a book account established for the Participant as soon as practicable after the end of the performance period. Awards made pursuant to this subsection shall vest and be paid in accordance with the terms of the Plan as though the Plan had not been terminated or suspended.
     (e) The Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees. For example, upon a Participant’s being designated to participate in the Plan, the Administrator may establish, in its discretion, the effective commencement date for such Participant for the performance period that has commenced but not then ended, and if such effective commencement date is established as a date later than the commencement of the performance period, any award for the performance period may be prorated based on such later effective commencement date. Absent any action to the contrary, new employees that become Participants shall be entitled to a commencement date effective as of the beginning of the performance period.
6.	Vesting of Incentive Awards
     (a) If a Participant earns an award as described in Section 5 for the performance period, except as provided below in this Section 6, 25 percent of the award shall vest on the last day of the performance period, 50 percent of the award shall vest on the last day of the year following the end of such performance period, and the remaining 25 percent of the award shall vest on the last day of the second year following the end of such performance period, provided the Participant continues to be employed by the Company or an affiliate through such applicable vesting date.
     (b) If a Participant retires at or after his or her normal retirement age, becomes disabled, or dies while employed by the Company, the Participant’s award shall be fully vested at the end of the performance period or at the time such event occurs, whichever is later.
     (c) Unless otherwise specified elsewhere in this Plan or any valid employment or other agreement between the Participant and the Company, if a Participant’s employment with the Company and its affiliates terminates for any reason, any unvested award shall be forfeited to the Company as of his or her termination date.
     (d) In the event of a Change in Control during the performance period, Participants who are employed by the Company on the effective date of the Change in Control shall be eligible to receive, and shall be deemed vested in, the award payout determined under Section 5(c)(iv) for the performance period, as follows: (A) 50 percent of the award payout shall be deemed vested and shall be paid upon the effective date of the Change in Control, and (B) 50 percent of the award payout shall be deemed vested and shall be paid on the earlier of (x) six months after the effective date of the Change in Control, or (y) the date on which such portion of the award would have vested in the absence of a Change in Control pursuant to Section 6(a) or (b) above.
Notwithstanding (B) above, distribution to a Participant who is (I) a Key Employee and (II) incurs a separation from service (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) on account of termination by the Company without Cause or resignation by the Participant for Good Reason prior to the applicable date under (x) or (y) above, shall be postponed to a date that is not less than 6 months following the Participant’s separation date. A Participant who is not a Key Employee who incurs a separation from service (within the meaning of section 409A of the Code) on account of termination by the Company without Cause or resignation by the Participant for Good Reason prior to the applicable date under (x) or (y) above, shall be deemed vested and paid on the earlier of the dates described in (x) and (y) without regard to the Participant’s separation from service. If any Participant incurs a separation from service within the meaning of section 409A of the Code) for any reason other than termination by the Company without Cause or resignation by the Participant for Good Reason prior to the applicable date under (x) or (y) above, any unvested award shall be forfeited to the Company as of the Participant’s separation date.
For purposes of the Plan, the term “Cause” shall mean any of the following grounds for termination of the Participant’s employment:
          (i) any willful refusal to perform essential job duties which continues for more than ten (10) days after notice from the Company;
          (ii) any intentional act of fraud or embezzlement by the Employee in connection with the Employee’s duties or committed in the course of Employee’s employment;
          (iii) any gross negligence or willful misconduct of the Employee with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company;
          (iv) the Participant is convicted of a felony;
          (v) the Participant is convicted of a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to the circumstances of Participant’s job with the Company;
          (vii) any willful and material violation by the Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss; or
          (vii) any material breach by the Employee of his or her employment or non-compete agreements, if any exist.
For purposes of the Plan, the term “Good Reason” shall mean, and shall be deemed to have the meaning set forth in any valid employment agreement being Participant and Company.
For purposes of the Plan, the term “Key Employee” shall mean (i) officers of the Company having annual compensation greater than $130,000 (adjusted for inflation and limited to 50 employees), (ii) five percent owners, and (iii) one percent owners having annual compensation greater than $150,000, all as determined by the Committee in a manner consistent with the regulations issues under section 409A of the Code.
     (e) Notwithstanding (a) above, if a Participant earns an award as described in Section 5 for the performance period, and thereafter there is a Change in Control, Participants who are employed by the Company on the effective date of the Change in Control shall be eligible to receive, and shall be deemed vested in, the unvested portion of the award as of the effective date of the Change in Control as follows: (A) 50 percent of such unvested portion of the award shall be deemed immediately vested and shall be paid on the effective date of the Change in Control, and, (B) 50 percent of the award payout shall be deemed vested and shall be paid on the earlier of (x) six months after the effective date of the Change in Control, or (y) the date on which such portion of the award would have vested in the absence of a Change in Control pursuant to Section 6(a) or (b) above.
Notwithstanding (B) above, distribution to a Participant who is (I) a Key Employee and (II) incurs a separation from service (within the meaning of section 409A of the Code) on account of termination by the Company without Cause or resignation by the Participant for Good Reason prior to the applicable date under (x) or (y) above, shall be postponed to a date that is not less than 6 months following the Participant’s separation date. A Participant who is not a Key Employee who incurs a separation from service (within the meaning of section 409A of the Code) on account of termination by the Company without Cause or resignation by the Participant for Good Reason prior to the applicable date under (x) or (y) above, shall be deemed vested and paid on the earlier of the dates described in (x) and (y) without regard to the Participant’s separation from service. If any Participant incurs a separation from service within the meaning of section 409A of the Code) for any reason other than termination by the Company without Cause or resignation by the Participant for Good Reason prior to the applicable date under (x) or (y) above, any unvested award shall be forfeited to the Company as of the Participant’s separation date.
     (f) A transfer of employment between the Company and an affiliate shall not be considered a termination of employment for purposes of the Plan.
     (g) The Administrator reserves the right to accelerate vesting whenever the Administrator deems such action appropriate.
     (h) Prior to a Change in Control, the Company shall deposit in a separate bank account sufficient funds to cover both the vested and unvested cumulative award amounts so that funding of vested awards can take place upon the Change in Control closing.
     (i) In the event of a Change in Control whereby the Company’s Compensation Committee of the Board of Directors no longer exists, the Administrator shall be deemed to be the individual who at the time of the Change of Control are the Company’s General Counsel and principal financial officer.
7.	Changes to Performance Goals and Target Awards
     At any time prior to the final determination of awards pursuant to Section 5, the Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization, or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares, or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.
8.	Payment of Awards
     (a) Unless determined otherwise by the Administrator, a Participant may elect, in the manner specified by the Administrator, to receive payment of his or her award in (i) cash, (ii) shares of the Company’s common stock valued as of the day that is five business days before the date of distribution, or (iii) a combination. Except as provided in subsection (b), payment shall be made as soon as administratively possible following the vesting of an award. Participants who elect to take a distribution of their award in the form of the Company’s stock, rather than in cash, shall receive a 10 percent increase in the number of shares of the Company’s stock otherwise to be distributed. The distribution of the Company’s stock shall be made in accordance with the Third Wave Technologies, Inc. 2000 Stock Plan, pursuant to Section 11 of such plan, or the comparable provisions of any successor stock plan adopted by the Company.
     (b) Unless the Administrator determines otherwise, a Participant who is eligible to participate in the Company’s deferred compensation program, if one exists, may make an irrevocable written election to defer all or any part of the payment of such award pursuant to a separate deferred compensation arrangement sponsored by the Company.
     (c) Subject to applicable state law and the notification to, or consent of, a Participant’s spouse, as required, each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which are to be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary but again subject to applicable state law and the notification to, or consent of, a Participant’s spouse, as required. Any such designation, change, or cancellation must be made on a form approved by the Administrator and shall not be effective until received by the Administrator or its designee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s surviving spouse or, if none, the Participant’s estate. If a Participant designates more than one beneficiary, the interests of such beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.
9.	Amendments and Termination
     The Company may at any time amend, suspend, or terminate the Plan or any portion thereof; provided that no amendment that would adversely affect the rights of a Participant may take effect without such Participant’s prior written consent. Notwithstanding the foregoing, the Company shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with applicable laws.
10.	Miscellaneous Provisions
     (a) Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company or a subsidiary to terminate a Participant’s employment at any time and for any or no reason. The Company is under no obligation to continue the Plan. Notwithstanding the foregoing, the Company acknowledges that certain Participants may have separate employment or other agreements with the Company and those agreements may include terms and conditions affecting the terms and conditions of awards that may be made under this Plan.
     (b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 5(c)(i) of the Plan upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay award(s) with respect to the Participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.
     (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation of the Company, and awards shall be paid solely from the Company’s general assets. No Participant shall have any right to any specific assets of the Company.
     (d) The Company shall have the right to deduct from awards any and all federal, state, and local taxes or other amounts required by law to be withheld.
     (e) The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules, or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.
     (f) The validity, construction, interpretation, and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Wisconsin.

Exhibit A
Third Wave Long Term Incentive Matrix – 4 (1/1/07 – 12/31/09)
Payout as a Percent of Target (Target = 3x target bonus for Tier 1; 2x target bonus for Tier 2)

TWT Stock Price
>=$9	25%	35%	40%	45%	50%	62.5%	75%	87.5%	100%
$7-8.99	12.5%	20%	25%	32.5%	40%	50%	62.5%	75%	87.5%
$5-6.99	0%	5%	10%	17.5%	25%	37.5%	50%	62.5%	75%
$3-4.99	0%	0%	5%	10%	17.5%	25%	35%	45%	55%

2009 Revenue ($M)	<$50	$55	$60	$65	$70	$75	$80	$85	$90
CAGR	<21.3%	25.2%	28.9%	32.4%	35.7%	38.9%	41.9%	44.8%	47.6%
3 Year Compounded Annual Growth Rate (CAGR)
For Revenue

Third Wave Long Term Incentive Matrix – 4 (1/1/07 – 12/31/09)
Payout as a Percent of Target (Target = 3x target bonus for Tier 1; 2x target bonus for Tier 2)

3 Year Quartile Ranking
Total Shareholder Return
vs. Peer Group
1st Quartile	25%	35%	40%	45%	50%	62.5%	75%	87.5%	100%
2nd Quartile	12.5%	20%	25%	32.5%	40%	50%	62.5%	75%	87.5%
3rd Quartile	0%	5%	10%	17.5%	25%	37.5%	50%	62.5%	75%
4th Quartile	0%	0%	5%	10%	17.5%	25%	35%	45%	55%

2009 Revenue ($M)	<$50	$55	$60	$65	$70	$75	$80	$85	$90
CAGR	<21.3%	25.2%	28.9%	32.4%	35.7%	38.9%	41.9%	44.8%	47.6%
3 Year Compounded Annual Growth Rate (CAGR)
For Revenue
•	CAGR for three-year period calculated on 2006 revenue of $28.0M.

•	Peer group is targeted at 8 companies which would include GenProbe, Digene, Celera, Ventana, BioRad, Abbott, Roche, Bayer
Total payout equals the combined total of the two matrix charts above. Maximum payout after properly combining the two matrix charts equals 200% of target award.